EXHIBIT 10.2
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "AGREEMENT") is made and entered into on February 28, 2005 (the "EFFECTIVE DATE") by and between Joe Grady ("EMPLOYEE") and GulfWest Energy Inc. (the "COMPANY").

         WHEREAS, the Company desires to employ Employee as Chief Financial Officer, and Employee desires to be employed by the Company in said capacity; and

         WHEREAS, each party desires to set forth in writing the terms and conditions of their understandings and agreements.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to employ Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement:

                                    ARTICLE 1

                   EMPLOYMENT; RESPONSIBILITIES; COMPENSATION

         Section 1.1 EMPLOYMENT. Subject to ARTICLE 3, the Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing as of the Effective Date and ending on the third anniversary of the Effective Date ("INITIAL TERM"); PROVIDED, HOWEVER, that beginning on the day immediately preceding the third anniversary of this Agreement and on the day immediately preceding each anniversary of this Agreement thereafter, the Initial Term shall automatically be extended one additional year unless either party gives written notice to the other party between 90 and 120 days prior to the next anniversary of this Agreement that it or he, as applicable, does not wish to extend this Agreement. Employee's continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing.

         Section 1.2 RESPONSIBILITIES; LOYALTY.

                  (a) Subject to the terms of this Agreement, Employee is employed in the position of Chief Financial Officer, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company. Employee's position, job descriptions, duties and responsibilities may be modified from time to time in the sole discretion of the Company.



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                  (b) Employee shall devote the whole of Employee's professional time, attention and energies to the performance of Employee's work responsibilities and shall not, either directly or indirectly, alone or in partnership, consult with, advise, work for or have any interest in any other business or pursuit during Employee's employment under this Agreement. During the term of Employee's employment with the Company, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; and (iii) subject to SECTION 2.3, manage personal investments, in each case, so long as such activities do not materially interfere with the performance of Employee's responsibilities as an employee of the Company in accordance with this Agreement. Employee further agrees to comply with all policies of the Company in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company

         Section 1.3 COMPENSATION. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Employee in the following manner:

                  (a) The Company will pay Employee a base salary of $220,000 per year ("BASE SALARY").

                  (b) Employee shall be entitled to employment benefits including holidays, leaves of absence, health insurance, dental insurance, 401(k) plan participation, etc., if any, available to employees of the Company generally, in accordance with any policies, procedures or benefit plans adopted by the Company from time to time during the existence of this Agreement. In addition, Employee shall be entitled to vacation in accordance with the Company's vacation policy as adopted from time to time. Employee's rights or those of Employee's dependents under any such benefits policies or plans shall be governed solely by the terms of such policies or plans. The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company's employment benefits, and policies related thereto, are subject to termination, modification or limitation at the Company's sole discretion.

                  (c) Employee shall be eligible to receive, for each full calendar year in which Employee is employed by the Company hereunder, a bonus of 0% to 100% of Base Salary established by the Board of Directors of the Company or a duly authorized committee thereof (the "BOARD") in its sole discretion ("DISCRETIONARY Bonus"). However, for the year ended December 31, 2005, Employee shall receive a bonus of $110,000 payable on or before February 26, 2006.

                  (d) Payment of all compensation to Employee shall be made in accordance with the terms of this Agreement, applicable state or federal law, and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

                  (e) So long as Employee has relocated by August 31, 2006, payment of all costs and reasonable incidental expenses (not to exceed $100,000) (i) associated with moving Employee's belongings from Miami, Florida to the greater Houston, Texas metropolitan area and (ii) the cost of selling Employee's residence in Miami, Florida.

                  (f) Payment of all reasonable and documented costs and incidental expenses associated with Employee's commuting costs between Miami, Florida and the greater Houston, Texas metropolitan area until August 31, 2006, including documented reasonable travel and corporate housing expenses.



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         Section 1.4 BUSINESS EXPENSES. The Company shall reimburse Employee for all business expenses that are reasonable and necessary and incurred by Employee while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

                                   ARTICLE 2

                    CONFIDENTIAL INFORMATION; POST-EMPLOYMENT
                          OBLIGATIONS; COMPANY PROPERTY

         Section 2.1 COMPANY PROPERTY. All written materials, records, data and other documents prepared or possessed by Employee during Employee's employment by the Company are the Company's property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Employee individually or in conjunction with others during Employee's employment (whether during business hours and whether on Company's premises or otherwise) that relate to Company business, products or services are the Company's sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Employee's employment with the Company for any reason, Employee shall return all of the Company's documents, data or other Company property to the Company.

         Section 2.2 CONFIDENTIAL INFORMATION; NON-DISCLOSURE.

                  (a) Employee acknowledges that the business of the Company is highly competitive and that the Company will provide Employee with access to Confidential Information relating to the business of the Company. Employee acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Employee agrees that Employee will not, at any time during or after Employee's employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Employee's employment responsibilities to the Company. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company's Confidential Information.

                  (b) For purposes hereof, "CONFIDENTIAL INFORMATION" includes business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), marketing strategies and other confidential information that is regularly used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.


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

         Section 2.3 NON-COMPETITION OBLIGATIONS.

                  (a) Employee acknowledges and agrees that as an employee and representative of the Company, Employee will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Employee acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Employee and these persons or entities. Employee also acknowledges that this creates a high risk and opportunity for Employee to misappropriate these relationships and the goodwill existing between the Company and such persons. Employee acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

                  (b) Employee acknowledges and agrees that, in exchange for his agreement in SECTION 2.3(C) below, he will receive substantial, valuable consideration from the Company immediately upon the execution of this Agreement, including, (i) Confidential Information and access to Confidential Information, (ii) compensation and other benefits and
         (c) access to the Company's prospects.

                  (c) During the Non-Compete Term and provided that the Company has made all severance payments provided for herein, Employee will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company or any of its subsidiaries to any Business Enterprise in the Market Area (as defined below). This includes working as an agent, consultant, employee, officer, director, consultant, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise.

                  (d) For purposes of hereof:

                           (i) "BUSINESS ENTERPRISE" means any corporation,
                  partnership, limited liability company, sole proprietorship, joint venture or other business association or entity engaged in the business of exploring for, developing, operating or acquiring oil and gas properties;

                           (ii) "MARKET AREA" means any hydrocarbon producing
                  geologic basins in which a material amount of oil, gas or other mineral properties are owned, or otherwise held for the benefit of, the Company; and

                           (iii) "NON-COMPETE TERM" means the period from the
                  date of Employee's employment to the date ending: (A) except as contemplated by (B) or (C), 12 months following the date of termination of Employee's employment by the Company without Cause or by the Employee for Good Reason, (B) 24 months following the date of termination of Employee's employment with the Company (I) by the Company for Cause, or (II) if Employee gives notice of his desire to accept the extension of such period under SECTION 3.2 and Employee's employment has been terminated by the Company without Cause or by Employee for Good Reason, and (C) 12 months, if Employee's employment is terminated by the Company without Cause or Employee terminates his employment for Good Reason within 12 months following a Change of Control.

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         Section 2.4 NON-SOLICITATION OF EMPLOYEES. During the Non-Compete Term,
Employee will not, either directly or indirectly, call on, solicit or induce any other employee or officer of the Company or its affiliates with whom Employee had contact with, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; provided, however, that with respect to any employee or officer whose employment was terminated by the Company or its affiliates, the foregoing restriction shall only apply for the six month period commencing the date of such termination.

         Section 2.5 ACKNOWLEDGEMENT. Employee acknowledges that the Confidential Information provided to Employee pursuant to this Agreement, and the Company's need to protect its goodwill, gives rise to the Company's interest in these restrictive covenants, and that any limitations as to time, geographic scope and scope of activity to be restrained defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company. Employee further agrees that if, at some later date, a court of competent jurisdiction determines that certain covenants do not meet the criteria set forth in Tex. Bus. & Com. Code ss. 15.50(2), those covenants shall be reformed by the court, pursuant to Tex. Bus. & Com. Code ss. 15.51(c), to the least extent necessary to make them enforceable. Employee acknowledges and recognizes that the enforcement of any of the provisions in this Agreement by the Company will not interfere with Employee's ability to pursue a proper livelihood.

         Section 2.6 EARLY RESOLUTION CONFERENCE. The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Employee ever decides later to contend that any restriction on activities imposed by this Agreement no longer is enforceable as written or does not apply to an activity in which Employee intends to engage, Employee first will notify the Company in writing and meet with a company representative at least 14 days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims.

         Section 2.7 EQUITABLE OTHER RELIEF. Employee understands and agrees that, if Employee breaches this Agreement, the Company will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such violation. This injunctive relief shall be in addition to any other legal or equitable relief to which the Company would be entitled. If a bond is required to be posted for the Company to secure an injunction or other equitable remedy, threatened or actual, Employee agrees that the bond need not be more than a nominal sum. The Company shall be entitled to recover its attorneys' fees and costs from Employee should Employee breach this Agreement. In addition, in the event of an alleged breach or violation of this Agreement, the time periods set forth above will be tolled until such breach or violation has been cured.



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                                   ARTICLE 3

                            TERMINATION OF EMPLOYMENT

         Section 3.1 TERMINATION OF EMPLOYMENT.

                  (a) Employee's employment with Company shall be terminated (i) immediately upon the death of Employee without further action by the Company, (ii) upon Employee's Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by Employee for Good Reason, (v) by the Company without Cause or by Employee without Good Reason PROVIDED that the terminating party must give at least 30 days' advance written notice of such termination.

                  (b) For purposes hereof:

                           (i) "PERMANENT DISABILITY" shall mean Employee's
                  physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as determined by the Board.

                           (ii) "GOOD REASON" shall mean (A) a material breach
                  by the Company of any provision of this Agreement that remains uncorrected for 10 days following written notice of such breach by Employee to the Company identifying the provision of this Agreement that Employee determined has been breached; (B) assignment by the Board to Employee of any duties that materially and adversely alter the nature or status of Employee's position, job descriptions, duties, title or responsibilities from those of a Chief Financial Officer, or eligibility for Company compensation plans; (C) requirement by the Company for Employee to relocate anywhere other than the greater Houston, Texas metropolitan area, except for required travel on Company business to an extent substantially consistent with Employee's obligations under this Agreement;
                  (D) reduction in Employee's Base Salary in effect at the relevant time; or (E) exclusion of the Employee from eligibility for the Company's bonus plan as described above.

                           (iii) "CAUSE" shall include (A) continued failure by
                  Employee to perform substantially Employee's duties and responsibilities (other than a failure resulting from Permanent Disability) that remains uncorrected for ten days after receipt of appropriate written notice from the Board;
                  (B) engagement by Employee in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the charging of Employee with a crime involving moral turpitude or a felony, provided that if the criminal charge is dismissed with prejudice or if Employee is acquitted at trial or on appeal, Employee will be deemed to have been terminated without Cause; (D) the charging of Employee with an act of criminal fraud, misappropriation or personal dishonesty, provided that if the criminal charge is subsequently dismissed with prejudice or the Employee is acquitted at trial or on appeal then the Employee will be deemed to have been terminated without Cause; or (E) a material breach by Employee of any provision of this Agreement that remains uncorrected for 10 days following written notice of such breach by the Company to Employee identifying the provision of this Agreement that Company determined has been breached.

                  (c) If Employee's employment is terminated under any of the foregoing circumstances, all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible, other than that already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this SECTION 3. Employee, or his estate in the case of Employee's death, shall be entitled to pro rata Base Salary through the date of such termination. Any other payments or benefits by or on behalf of Company are limited to those which may be payable pursuant to the terms of Company's employee benefit plans or required by any applicable federal, state or local law.

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         Section 3.2 SEVERANCE.

                  (a)

                           (i) If Employee's employment is terminated by the
                  Company without Cause or by Employee for Good Reason, and subject to Employee's compliance with the conditions set forth in SECTION 3.3, Employee shall, subject to the provisions of this SECTION 3.2, be entitled to a severance payment consisting of (A) a cash amount equal to the greater of (I) two times the sum of the current calendar year's Base Salary and the prior year's Discretionary Bonus, and (II) $600,000 and (B) health insurance benefits for two years from the termination date. If no Discretionary Bonus was paid for the year before the year in which termination occurs, Employee shall be entitled to the greater of (A) the amount of the Discretionary Bonus most recently paid to Employee and (B) the Employee's target bonus (as set by the Board) for the calendar year in which the termination occurs.

                           (ii) If the severance payment is to be made as result
                  of termination by the Company without Cause or by Employee for Good Reason within 90 days before or 12 months after a Change of Control, payment of the entire cash severance amount will be made in a lump sum on the earlier of (i) the date on which the Change of Control occurs and (ii) Employee's effective date of termination. If the Company otherwise terminates Employee without Cause or Employee terminates his employment for Good Reason, Employee shall receive half of the cash severance amount in a lump sum within 15 days of termination. Employee shall not be entitled to the remainder of the cash severance payment, or the second year of health insurance benefits, unless Employee gives notice to the Company within 30 days of the conclusion of the 12 month period following his termination date that he agrees to comply with SECTION 2.3(C) and SECTION 2.4 for an additional 12 month period and, in consideration therefor, desires to receive the remainder of the severance payment and an extension of health insurance benefits, in which event Employee shall be entitled to health insurance benefits for an additional year and the remainder of the cash severance payment, payable monthly over the second 12 month period following the date of Employee's termination.

                           (iii) Employee shall not be under any duty or
                  obligation to seek or accept other employment following a termination of employment pursuant to which a severance payment under this SECTION 3.2 is payable and the amounts due Employee pursuant to this SECTION 3.2 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual.

                  (b) If Employee's employment is terminated because of death or Permanent Disability, Employee's family members covered by the Company group health plan shall be reimbursed for group health plan continuation coverage they elect to receive under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to 18 months, provided a member of Employee's family provides timely notice to the health plan administrator of Employee's death or Permanent Disability.

                  (c) Additional Payments.

                           (i) Anything in this Agreement to the contrary
                  notwithstanding, if it is determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a change in control (or other change in ownership) to or for the benefit of Employee would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") ("EXCESS PARACHUTE PAYMENTS"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then the Company shall pay to Employee an additional payment (a "GROSS-UP PAYMENT") in an amount equal to such Excise Tax.

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                           (ii) Subject to clause (i), all determinations
                  required to be made under this Section, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by a public accounting firm that is selected by the Board (the "ACCOUNTING FIRM") which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from the Company or Employee that there has been a Excess Parachute Payment, or such earlier time as is requested by the Company or Employee (collectively, the "DETERMINATION"). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section with respect to any Excess Parachute Payments made to Employee shall be made no later than 30 days following such Excess Parachute Payment.

                           (iii) As a result of the uncertainty in the
                  application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("UNDERPAYMENT") or Gross-Up Payments will be made by the Company which should not have been made ("OVERPAYMENT"), consistent with the calculations required to be made hereunder. If Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. If the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the
                  Code) shall be promptly paid by Employee to or for the benefit of the Company. Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

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                  (d) For purposes hereof: "CHANGE OF CONTROL" means such time as Oaktree Parties "beneficially own" (as defined under the Securities Exchange Act of 1934, as amended) less than 10% of the Company's Common Stock; "OAKTREE PARTY" means each of Oaktree Capital Management, LLC, OCM Principal Opportunities Fund III, L.P., OCM Principal Opportunities Fund IIIA, L.P., OCM GW Holdings, LLC and any of their respective Permitted Transferees; and "PERMITTED TRANSFEREE" means as to any person or entity, (i) any general partner or managing member of such person or entity or (ii) any partnership, limited partnership, limited liability company, corporation or other entity organized, formed or incorporated and managed or controlled by such person or entity, its general partner or managing member as a vehicle for purposes of making investments; in each case so long as such Permitted Transferee is an affiliate of Oaktree Capital Management LLC.

         Section 3.3 CONDITIONS FOR SEVERANCE.

                  (a) The severance payment payable to Employee pursuant to
         Section 3.2 shall be in consideration of Employee's continuing obligations hereunder after such termination, including Employee's obligations under ARTICLE 2.

                  (b) As a condition to the receipt of any severance payment, Employee agrees to execute and deliver a severance and release agreement, including a waiver of all claims except for any claims relating to benefits due under the plans described in SECTION 1.3(B) and any future amount which may be payable as a deferred bonus. The severance and release agreement shall be in a form reasonably acceptable to the Board; provided that such release shall not provide for a release of Employee's right to indemnification under the Company's organizational documents or directors and officers insurance against third party claims. If Employee fails to execute and deliver such release, Employee agrees that he shall not be entitled to receive the severance payment described in SECTION 3.2.

                  (c) As a condition to the receipt of any severance payment, Employee agrees that any and all claims and any and all causes of action of any kind or character, including all claims and causes of action arising out of Employee's employment with the Company, the termination of such employment, any claims or demands against the Company based upon Employee's employment for any monies other than those specified in SECTION 3.2, and the actions by the officers, directors, employees and agents of Company shall be resolved through a dispute resolution process as provided in SECTION 4.11; PROVIDED, HOWEVER, that any determination as to whether and as of what date Employee has suffered a Permanent Disability are delegated to the Board and any objection by Employee with any such determination shall be limited to whether the Board reached such decision in good faith.

                  (d) Except as expressly provided herein, Employee shall not be entitled to any other severance payment.

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         Section 3.4 TRANSITION PERIOD. Upon termination of this Agreement, and for 90 consecutive calendar days thereafter (the "TRANSITION PERIOD"), Employee agrees to make himself available to assist the Company with transition projects assigned to him by the Board. Employee will be paid at a reasonable, agreed upon hourly rate for any work performed for the Company during the Transition Period.

         Section 3.5 CONTINUING OBLIGATIONS OF EMPLOYEE. Termination of the employment relationship does not terminate those obligations of Employee imposed by ARTICLES 2 and SECTIONS 3.4 through 3.5, which are continuing obligations.

                                   ARTICLE 4

                                  MISCELLANEOUS

         Section 4.1 NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

         To the Company:

                           GulfWest Energy Inc.
                         480 N. Sam Houston Parkway East
                           Suite 300
                           Houston, Texas 77060
                           Attention:
                            Facsimile: (281) 820-1919
                            Telephone: (281) 260-8488

         To Employee:

                           Joe Grady
                           c/o GulfWest Energy Inc.
                           480 N. Sam Houston Parkway East
                           Houston, Texas 77060
                           Facsimile:    (281) 820-1919
                           Telephone:    (281) 260-8488

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery. Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing (or, if earlier, the actual date of receipt) shall constitute the time at which notice was given.

         Section 4.2 SEVERABILITY AND REFORMATION. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

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         Section 4.3 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Employee and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

         Section 4.4 AMENDMENT. This Agreement may be amended only by writing signed by Employee and by a duly authorized representative of the Company (other than Employee).

         Section 4.5 ASSISTANCE IN LITIGATION. Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company. Employee's cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Employee also shall cooperate fully with the Company in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Employee was employed by the Company. The Company will pay Employee an agreed upon reasonably hourly rate for Employee's cooperation pursuant to this Section.

         Section 4.6 BENEFICIARIES; REFERENCES. Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Employee's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Employee's death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

         Section 4.7 USE OF NAME; LIKENESS AND BIOGRAPHY. The Company may use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Employee to advertise, publicize and promote the business of the Company and its affiliates, but not for the purposes of direct endorsement without Employee's consent. This right shall terminate upon the termination of this Agreement. An "approved likeness" and "approved biographical material" shall be, respectively, any photograph or other depiction of Employee, or any biographical information or life story concerning the professional career of Employee.

         Section 4.8 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

         Section 4.9 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Employee with respect to such subject matter.

Section 4.10 COUNTERPARTS; NO ELECTRONIC SIGNATURES. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

         Section 4.11 ARBITRATION. Other than as provided in ARTICLE 3, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules. All disputes shall be resolved by one arbitrator within 120 days of the date arbitration is initiated. The arbitrator will have the authority to award the same remedies, damages and costs that a court could award, and will have the additional authority to award those remedies set forth in ARTICLE 3. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded, including those set forth in ARTICLE 3, where the arbitrator finds Employee violated ARTICLE 3. The arbitrator's decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. This provision can be enforced under the Federal Arbitration Act.

         Section 4.12 NON-WAIVER. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Employee) and Employee.

         Section 4.13 ANNOUNCEMENT. The Company may make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company's discretion.

Section 4.14 CONSTRUCTION. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Employee. The words "include," "includes," and "including" will be deemed to be followed by "without limitation."

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         Section 4.15 RIGHT TO INSURE. The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Employee, and Employee shall have no right, title or interest in and to such insurance. Employee shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

         Section 4.16 NO INCONSISTENT OBLIGATIONS. Employee represents and warrants that to his knowledge he has no obligations, legal, in contract or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Employee will not disclose to the Company, or use or induce the Company to use, any confidential, proprietary or trade secret information of others. Employee represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

         Section 4.17 VOLUNTARY AGREEMENT. Each party to this Agreement has read and fully understands the terms and provisions hereof, has reviewed this Agreement with legal counsel, has executed this Agreement based upon such party's own judgment and advice of counsel, and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Employee concerning the state or federal tax consequences to Employee regarding the transactions contemplated by this Agreement.


                            [SIGNATURE PAGE FOLLOWS]



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                  Signature Page to Grady Employment Agreement

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

                               GULFWEST ENERGY INC.

                               By:/s/ Allan Keel
                               --------------------------------------------
                               Name: Allan Keel
                               Title: Chief Executive Officer and President



                               /S/ JOE GRADY
                               --------------------------------------------
                               Joe Grady



                  Signature Page to Grady Employment Agreement